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            CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. FILES LAWSUIT
                              REGARDING NOVA TV

         PRAGUE, Czech Republic, June 29, 1999 - Central European Media Enterprises Ltd. (CME) (Nasdaq: CETV) announced today that its 99%-owned Czech subsidiary, Ceska nezavisla televizni spolecnost, spol. sr.o. ("CNTS") has filed a request for a preliminary injunction in the District Commercial Court in Prague, Czech Republic against CET 21, spol. sr.o. ("CET 21"). Among other things, CNTS seeks to enjoin CET 21 from directly concluding agreements regarding the sale of advertising time on Nova TV and from entering into agreements with other companies for the provision of television services, on the grounds CET 21 granted such rights on CNTS on an exclusive basis in the Memorandum of Association and Investment Agreement ("Memorandum of Association") between a wholly-owned CME subsidiary and CET 21. CNTS provides television services to CET 21, the license holder for Nova TV, and operates Nova TV in accordance with a Services Agreement between CNTS and CET 21 dated May 21, 1997 (the "Services Agreement") and in accordance with the Memorandum of Association.

          CET 21, CNTS, CME and Dr. Vladimir Zelezny, the controlling shareholder of CET 21, are engaged in an ongoing dispute with respect to the operations of Nova TV and the rights and obligations of each of CET 21 and CNTS. On April 19, 1999, Dr. Zelezny was recalled as General Director and Executive of CNTS for acting against the interests of CNTS. Since then, CET 21 and CNTS have filed a number of lawsuits with respect to their contractual relationship, including a claim by CET 21 filed with the Regional Commercial Court in Prague to declare the Services Agreement invalid for vagueness and for damages against CNTS for breach of the Services Agreement.

         On June 10, 1999, Dr. Zelezny announced that CET 21 has reached an agreement with another Czech company to provide television services to CET 21 and that CNTS would no longer be the exclusive provider of television services to CET 21 for Nova TV. CNTS has demanded that CET 21 pay CNTS CZK 96 million ($2.7 million) in liquidated damages for CET 21's breach of the Memorandum of Association and intends to file a claim for damages against CET 21 for breach of the Memorandum of Association in arbitration proceedings.

         CET 21 recently transmitted on more than one occasion a half-hour program hosted by Dr. Zelezny on Nova TV from a location other than the CNTS studios and has announced its intention to tansmit other programming on Nova TV in the future. The Nova TV signal is transmitted by Ceske Radiokomunikace a.s. ("Czech Radiocommunicatons"), which has on these occasions taken the Nova TV broadcast signal from alternative locations in accordance with the instructions of CET 21. CET 21 and Czech Radiocommunications have a 1997 agreement for the transmission of the signal for Nova TV. CNTS has communicated to Czech Radiocommunications its objection to the interruptions of the CNTS transmission signal by Czech Radiocommunications as a breach of pre-existing agreements between CNTS and Czech Radiocommunications for transmission of the broadcast signal and filed a request for a preliminary injunction to prevent futher interruptions. No assurances can be given regarding the outcome of these legal disputes, nor as to when they will be conclusively resolved.

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      CME believes that CME and CNTS have acted in accordance with Czech laws and the requirements of the Czech Media Council, as in effect from time to time.

      The Media Commission of the Czech Parliament has requested the Czech Media Council to provide its opinion regarding several issues related to the dispute prior to July 25 1999, including whether CNTS is entitled to be the exclusive provider of television services to CET 21 for Nova TV. While the Media Council's opinion is not legally binding on the Czech courts or the Media Commission of the Czech Parliament, the Media Council's opinion may effect the outcome of the dispute.

      To date, CNTS has not suffered a material diminution in advertising revenues for Nova TV as a result of the dispute with CET 21 and Dr. Zelezny. However, any material reduction in the amount of programming on Nova TV produced or acquired by CNTS, material disruption in the Nova TV program schedule, material reduction of advertising revenues received by CNTS, or a significant adverse legal or regulatory decision against CNTS, would likely have a material adverse effect on the operating results and financial condition of CNTS and CME.

Forward-looking Statements

      Statements made above regarding outcomes of legal disputes, disruptions of television programming and effects on CNTS' and CME's operating results and financial condition are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those described in or contemplated by the forward-looking statements.

      CME is the leading broadcaster in Central and Eastern Europe, and operates eight television stations in six countries, reaching an audience of 84 million people, and is traded on the Nasdaq National Market in the US under the symbol "CETV."

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USA:                                  Europe:
Michael Smargiassi                    Gerry Buckland
Brainerd Communicators, Inc.          Tel: 44 181 882 0499
Tel: 212 986 6667                     Mobile: 44 374 860011